                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

                    INNERSPACE ACHIEVES PUBLIC TRADING STATUS
                            TRADING UNDER SYMBOL ISPA

Atlanta, GA, Jan 30, 2002 -- InnerSpace Corporation (OTC BB: ISPA), a healthcare solutions provider, today announced approval of its common stock for trading on the OTC Bulletin Board under the symbol "ISPA". Trading is expected to begin on
January 30, 2002. Robert Arkin, Chief Executive Officer and Founder, said, "This culminates 3 years of tremendous effort. We are very excited about this listing and expect our trading status to enhance greatly our prospects for future growth."

InnerSpace, whose focus has been developing technology applications for the healthcare industry, was founded in February 2001. It has licensed proprietary applications, including its SynerMedics(R)portal, Synerview(TM)Unified Desktop
Control, SynerFlow(TM)Workflow Management, SynApps(TM)Applications Management
and SynDex(TM)Information Management systems and SynerGen(TM)Java Development tool.

InnerSpace currently has approximately 4.9 million shares outstanding. 3.6 million are restricted under Rule 144 of the Securities Act, and 1.3 million are available to trade as of today. The Rule 144 shares are held primarily by founders and executives of the Company. Currently no plans exist to register these shares for trading outside the normal provisions of Rule 144.

This release contains "forward-looking statements" within the meaning of Section
27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.
Words like "intends ", "expects ", "anticipates ", "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include the inability of the company to obtain financing for the acquisition of businesses;
the reliability and availability of new technology in the related industries;
financial, operational and other business problems associated with the acquisition of a number of businesses in a short period of time; and general and industry-specific economic conditions. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstance.

CONTACT:

Robert Arkin, CEO
InnerSpace Corporation
201 Allen Rd. NE, Suite 310
Atlanta, GA 30328-4864
Phone: (404) 781-0289
Fax: (404) 847-9515
Website: www.innerspaceco.com
General Information: info@innerspaceco.com